American National Bankshares Inc.
Announces Appointment of Plexus Capital CFO to Board of Directors
Greensboro resident Ronda Penn joins boards of bank, holding company

For more information, contact:
Jeffrey V. Haley
President & Chief Executive Officer
American National Bankshares Inc.
haleyj@amnb.com
434.773.2259

Traded: NASDAQ Global Select Market        Symbol: AMNB

FOR IMMEDIATE RELEASE:             July 22, 2015

Danville, VA — American National Bankshares Inc. (NASDAQ: AMNB) has announced the appointment of Ronda Penn, Chief Financial Officer of Plexus Capital LLC, to the Board of Directors for both the holding company and its subsidiary bank, American National Bank and Trust Company. The Board approved the appointment yesterday. Penn will serve on the Board until the next annual shareholders’ meeting in May 2016 at which time she will be nominated for election by the shareholders. She was also appointed to the Audit Committee.
Penn, a CPA, has 17 years of public accounting experience and resides in Greensboro, N.C., where American National operates two banking offices. Since 2012, she has served as CFO at Plexus Capital, a Small Business Investment Company (SBIC) with offices in Charlotte and Raleigh. Plexus Capital provides growth capital to small businesses in North Carolina and elsewhere in the United States. Previously, Penn worked for Dixon Hughes Goodman LLP in their Piedmont Triad office where she served for six years as an audit partner with a primary focus on private equity funds. Prior to that role, she worked in various positions at Dixon Hughes Goodman, including Senior Associate and Senior Manager. Penn, an alumna of the University of North Carolina at Greensboro, holds a Master of Science in accounting, magna cum laude. She is a member of both the American Institute of Certified Public Accountants and the North Carolina Association of Certified Public Accountants.
“Ronda will be a true asset to our Board of Directors,” said Jeffrey V. Haley, President and Chief Executive Officer of American National Bankshares Inc. and American National Bank and Trust Company. “We welcome the wealth of knowledge she brings as we work with our Board to continue American National’s legacy of strength and stability for our shareholders, customers, communities and employees.”

About American National
American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.5 billion. Headquartered in Danville, Va., American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 27 banking offices and two loan production offices. American National Bank and Trust Company also manages an additional $767 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com. Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."
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